Exhibit 99.1

Sucampo Appoints Daniel P. Getman, Ph.D. to its Board of Directors

BETHESDA, Md.--(BUSINESS WIRE)--August 25, 2011--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), an international pharmaceutical company, today announced that Daniel P. Getman, Ph.D., President, Kansas City Area Life Sciences Institute (KCALSI) and formerly Vice President, Pfizer Global Research and Development and Director of Pfizer’s St. Louis laboratories, has been appointed to Sucampo Pharmaceuticals’ Board of Directors.

“We are honored to have Daniel Getman join our Board of Directors. His achievements at Pfizer, Pharmacia and Searle/Monsanto place him among the leaders of the global pharmaceutical industry. As we develop new indications for our currently approved drugs and expand our pipeline of additional compounds, we look forward to benefiting from Dan’s experience and insight,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman and Chief Executive Officer.

Dr. Getman brings 27 years experience in medicinal chemistry, the pharmaceutical industry and R&D leadership positions. He became the president of the KCALSI, which strives to advance the life sciences in the Kansas City region through research, commercialization and workforce development in 2009. Dr. Getman joined KCALSI from Pfizer, Inc., where he had been Vice President, Pfizer Global Research and Development and Director of Pfizer’s St. Louis laboratories that employed 1200 researchers, from 2003 to 2008. He played a significant role in establishing the Pfizer St. Louis laboratories as a critical component of that company’s global research organization focused on Biotherapeutics, Inflammation Research and Indications Discovery. This group consistently delivered three to five clinical candidates each year and advanced several important programs into phase 2 and 3 human clinical trials. Dr. Getman also served on Pfizer’s External Research Network (ERN) Committee, with responsibility for the Midwest Region and built effective relationships with major research organizations for evaluating and establishing strategic partnerships and collaborations, of which the most notable is the Washington University Biomedical Agreement. Dr. Getman also oversaw the on-time and under budget completion of a $200 million new Research Building, Pfizer’s single largest capital investment in discovery research, as well as the approval and initiation of a $50 million expansion of a biologics pilot plant. Prior to joining Pfizer, Dr. Getman worked at Pharmacia Corporation, G.D. Searle & Company and Monsanto Company. At Pharmacia, he served as co-Chair of Exploratory Development with responsibility for the early human clinical portfolio. With his co-chair and team, they mentored project teams to select drug candidates, transition them into human clinical trials and complete phase 2 proof-of-concept studies, one of which was Sutent® for renal and gastrointestinal cancer. At Searle/Monsanto, he held a variety of positions including Senior Director, Medicinal Chemistry. His own research experience spans medicinal chemistry in the areas of arthritis, cancer and infectious diseases, including a large program on HIV Protease Inhibitors for AIDS.

Dr. Getman earned a Ph.D. in Organic Chemistry from the University of Minnesota, in Minneapolis, and a B.S. in Chemistry from SUNY Buffalo. He also serves as a member of the National Council for the Washington University School of Medicine and is an advisor to the Wisconsin Alumni Research Foundation (WARF) catalyst accelerator program. He is currently board chair for the Missouri Biotechnology Association (MOBIO) and a board member of the Kansas Bioscience Organization (KansasBIO).

Sucampo also announced that Andrew J. Ferrara has resigned from its Board of Directors. Mr. Ferrara, President of Boston Healthcare Associates, Inc., has been a director since July 2008 and was chair of the Compensation Committee of the Board.

“We appreciate Andy’s contributions to Sucampo during the past three years and we wish him well in his future endeavors,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman and Chief Executive Officer.

Sutent is a registered trademark of Pfizer, Inc.

About Sucampo Pharmaceuticals

Sucampo Pharmaceuticals, Inc., an international pharmaceutical company based in Bethesda, Maryland, is focused on the discovery, development and commercialization of proprietary drugs based on prostones. Prostones are a class of compounds that occur naturally in the human body as a result of enzymatic (15-PGDH) transformation of certain fatty acids. The therapeutic potential of prostones was first identified by Dr. Ryuji Ueno, Sucampo’s Chairman and Chief Executive Officer. He founded Sucampo Pharmaceuticals in 1996 with Dr. Sachiko Kuno, founding Chief Executive Officer and currently Executive Advisor, International Business Development, and a member of the Board of Directors. For more information about Sucampo Pharmaceuticals, please visit www.sucampo.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2010, and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, except as required by law.

Photos/Multimedia Gallery Available: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=6841293&lang=en

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, +1-240-223-3834
kdesantis@sucampo.com